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                                                                  EXECUTION COPY



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                     AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT


                                        among


                        INTERNATIONAL WIRELESS COMMUNICATIONS
                                   PAKISTAN LIMITED


                          PAKISTAN WIRELESS HOLDINGS LIMITED


                          SOUTH ASIA WIRELESS COMMUNICATIONS
                                 (MAURITIUS) LIMITED

                                         and


                               VANGUARD PAKISTAN, INC.




                               ------------------------

                             Dated as of August 13, 1997

                               ------------------------


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                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

    1.1   Certain Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
    1.1   Certain Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2   Principles of Interpretation. . . . . . . . . . . . . . . . . . .  3

2.  Business of the Company . . . . . . . . . . . . . . . . . . . . . . . .  3

    2.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    2.2   PMCL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

3.  Restrictions on Transfer of Shares. . . . . . . . . . . . . . . . . . .  4

    3.1   Limitation on Transfer. . . . . . . . . . . . . . . . . . . . . .  4
    3.2   Transfers in Compliance with Law. . . . . . . . . . . . . . . . .  4
    3.3   Affiliate Transfers . . . . . . . . . . . . . . . . . . . . . . .  4
    3.4   Right of First. . . . . . . . . . . . . . . . . . . . . . . . . .  5
    3.5   Veto Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

4.  Right of First Offer. . . . . . . . . . . . . . . . . . . . . . . . . .  7

5.  First Option; IWC Option Shares; Second Option Shares . . . . . . . . .  8

    5.1   Exercise of First Option. . . . . . . . . . . . . . . . . . . . .  8
    5.2   IWC Option. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    5.3   SA Put Right. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    5.4   Closing of IWC Option or SA Put Right . . . . . . . . . . . . . .  9
    5.5   Second Option . . . . . . . . . . . . . . . . . . . . . . . . . . 10

6.  Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

    6.1   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    6.2   Shareholder Votes . . . . . . . . . . . . . . . . . . . . . . . . 11
    6.3   Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . 12
    6.4   Board Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . 13
    6.5   PMCL Board. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    6.6   PMCL Affairs. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    6.7   Management of PMCL. . . . . . . . . . . . . . . . . . . . . . . . 15
    6.8   Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . 15
    6.9   Deadlock with Respect to PMCL . . . . . . . . . . . . . . . . . . 16
    6.10  Directors' Access . . . . . . . . . . . . . . . . . . . . . . . . 16

7.  Financial Reports and Auditing. . . . . . . . . . . . . . . . . . . . . 16

    7.1   Right of Inspection . . . . . . . . . . . . . . . . . . . . . . . 16
    7.2   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . 16
    7.3   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17


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    7.4   PMCL Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . 17

8.  Funding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

    8.1   Additional Capital Contributions; Shareholder Loans . . . . . . . 17
    8.2   Failure to Subscribe for Additional Shares or Provide Shareholder
          Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    8.3   Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    8.4   Divestment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    8.5   Dilution of Breaching Shareholder . . . . . . . . . . . . . . . . 20

9.  Memorandum and Articles of Association. . . . . . . . . . . . . . . . . 21

10. Representations and Warranties. . . . . . . . . . . . . . . . . . . . . 21

11. Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

12. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

    12.1  General Obligation. . . . . . . . . . . . . . . . . . . . . . . . 22
    12.2  Exceptions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    12.3  Disclosure to Third Parties . . . . . . . . . . . . . . . . . . . 22

13. Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

14. U.S. Investment Company Act of 1940 . . . . . . . . . . . . . . . . . . 23

15. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

    15.1  Legend. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    15.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    15.3  Discrepancies . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    15.4  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.5  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.6  Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.7  Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . 25
    15.8  Consent to Specific Performance . . . . . . . . . . . . . . . . . 25
    15.9  Assignment; Binding on Transferee . . . . . . . . . . . . . . . . 25
    15.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    15.11 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    15.12 Shareholder Obligations; Further Assurances . . . . . . . . . . . 26
    15.13 Exercise of Rights And Performance of Duties by IWC Group . . . . 26
    15.14 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    15.14 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 27


Annex A: Pro Rata Share of Capital Contributions and Shareholder Loans to be made to PMCL

Exhibit A:    Form of Deed of Adherence

         AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT, dated as of August 13, 1997 (this "Agreement"), among INTERNATIONAL WIRELESS COMMUNICATIONS PAKISTAN LIMITED, a Mauritius company with its registered offices at P.O. Box 1130, 3rd Floor, 12 Remy Ollier Street, Port Louis, Mauritius (the "Company"), PAKISTAN WIRELESS HOLDINGS LIMITED, a Mauritius corporation and wholly owned subsidiary of International Wireless Communications, Inc. with its principal offices at 400 South El Camino Real, San Mateo, CA 94402, U.S.A. ("IWC"), VANGUARD PAKISTAN, INC., a Delaware corporation with its principal offices at 2002 Pisgah Church Road, Suite 300, Greensboro, NC 27405 U.S.A. ("Vanguard") and SOUTH ASIA WIRELESS COMMUNICATIONS (MAURITIUS) LIMITED, a Mauritius corporation with its address for correspondence at c/o Asian Infrastructure Fund Advisers Limited, Suite 2302-03, Nine Queen's Road Central, Hong Kong ("SA Wireless").

         As of the date of this Agreement, the authorized share capital of the Company is US$77,000,000, comprised of 100,000,000 ordinary shares, nominal value US$0.01 each ("Ordinary Shares") and 76,000,000 redeemable preference shares, nominal value US$1.00 each ("Redeemable Preference Shares", and together with the Ordinary Shares, the "Shares").

         The Company has issued and allotted to IWC, and IWC has subscribed for, 23,620,000 Shares, comprised of 2,000 Ordinary Shares and 23,620,000 Redeemable Preference Shares, and the Company has issued and allotted to SA Wireless, and SA Wireless has subscribed for, 23,622,000 Shares comprised of 2,000 Ordinary Shares and 23,622,000 Redeemable Preference Shares, and the Company has issued and allotted to Vanguard, and Vanguard has subscribed for 7,086,600 Shares, comprised of 600 Ordinary Shares and 7,086,600 Redeemable Preference Shares.

         The parties have agreed to enter into this Shareholders' Agreement to provide for certain matters relating to the transfer of Shares and the management and operation of the Company, IWC and Vanguard have entered into an agreement dated as of August __, 1997 (the "IWC/Vanguard Agreement") with respect to exercising certain rights and performing certain duties under this Agreement. The IWC/Vanguard Agreement also provides for the creation of a voting trust whereby IWC will vote all Shares held by Vanguard.

         In consideration of the foregoing and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1.   DEFINITIONS.

              1.1. CERTAIN DEFINITIONS. The following capitalized terms shall have the following meanings for purposes of this Agreement:

         "AFFILIATE" means, in relation to any Shareholder or in relation to IWC Group, IWC or Vanguard, a Person controlling, controlled by or under common control with such Shareholder. For purposes of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AIF" means the Asian Infrastructure Fund.

         "BOARD" means the board of directors of the Company.

         "BUSINESS DAY" means any day (excluding Saturday and Sunday) on which banks in the State of New York, USA, Hong Kong and Mauritius are open for business.

         "CHARTER DOCUMENTS" means, collectively, the Memorandum of Association and the Articles of Association of the Company.

         "DIRECTOR" means a director of the Company (including any duly appointed alternate director).

         "FINANCIAL YEAR" means the financial year of the Company, which shall end on December 31.

         "IWC GROUP" means IWC and Vanguard, together as a single group.

         "LENDERS" means the Lenders named in the Loan Agreement dated
August 18, 1997 among IWC and the Lenders named therein whereby IWC will obtain funds to subscribe for Shares, which IWC hereby represents are all existing shareholders of International Wireless Communications Holdings, Inc. ("IWCH"), Affiliates of such shareholders or employees or directors of International Wireless Communications, Inc.

         "PERSON" means any natural person, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated association, governmental authority or other legal entity.

         "PMCL" means Pakistan Mobile Communications (Pvt.) Limited, a company incorporated under the laws of Pakistan.

         "PMCL LETTER AGREEMENT" means the Letter Agreement dated August 1997 among the Shareholders of PMCL relating to its five year business plan, debt to equity ratio, recapitalization and certain other matters.

         "SECURITIES" means shares in the share capital of the Company and any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital.

         "SECURITY DOCUMENTS" means the Security Agreement and the Pledge Agreement, each dated August 18, 1997, between IWC and Toronto Dominion Investments, Inc to secure IWC's obligations under the Loan Agreement dated August 18, 1997 among IWC and the Lenders named therein.

         "SHAREHOLDER" means (i) each of IWC and SA Wireless for so long as such Shareholder remains a shareholder of the Company, and (ii) any other Person who becomes a shareholder of the Company in accordance with the terms of this Agreement and executes a Deed of Adherence substantially in the form attached hereto as Exhibit A, for so long as such Person remains a shareholder of the Company.

         "SUBSIDIARY" means any corporation, partnership or other entity in which the Company directly or indirectly holds a majority interest in the form of shares, membership, partnership interests or otherwise.

         "US DOLLARS" or "US$" means United States dollars, the lawful currency of the United States of America.

              1.2. PRINCIPLES OF INTERPRETATION.

                   (a) Any reference herein to any Article, Section or Exhibit shall refer to such Article or Section of, or Exhibit to, this Agreement. The words "herein," "hereof" and "hereunder," and words of like import, shall refer to this Agreement as a whole and not to any particular provision hereof.

                   (b) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent Person may require.

                   (c) The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

         2.   BUSINESS OF THE COMPANY.

              2.1. GENERAL. The business of the Company shall be restricted to its holding of shares in the capital of PMCL. Unless the Shareholders unanimously agree, the Company shall not form or establish any other Subsidiaries.

              2.2. PMCL.

                   (a) The Company has entered into separate share purchase agreements with Motorola International Development Corporation ("Motorola") and Continental Communications Limited to acquire, in the aggregate, a 46% interest in PMCL. Under the share purchase agreement entered by and between the Company and Motorola (the "Motorola Share Purchase Agreement"), (i) Motorola has granted an option to the Company to acquire up to a further 12.69% interest in PMCL from Motorola (the "First Option") and (ii) if the First Option is not exercised, then the Company has an option (the "Second Option") to purchase from Motorola the Second Option Shares (as defined in the Motorola Share Purchase Agreement).

                   (b) At the closing of the transactions contemplated by the Motorola Share Purchase Agreement, the Company will enter into a Shareholders Agreement with the other shareholders of PMCL relating to certain rights and obligations of the shareholders of PMCL (the "PMCL Shareholders Agreement").

         3.   RESTRICTIONS ON TRANSFER OF SHARES.

              3.1. LIMITATION ON TRANSFER. No Shareholder shall sell, give, transfer, assign, charge, mortgage, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a "Transfer") any Securities, or any right, title or interest therein or thereto, except as expressly permitted by this Article 3. Any attempt to Transfer any Securities or any rights therein or thereto in violation of this Article 3 shall be null and void AB INITIO, and the Company shall not register any such Transfer.

              3.2. TRANSFERS IN COMPLIANCE WITH LAW. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Article 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Exhibit A, (b) the transferee assumes all shareholder loans that have been made by the transferor to the Company on or prior to the Transfer, (c) the Shareholder wishing to Transfer all or any portion of its Ordinary Shares to a transferee also Transfers all or an equivalent percentage, as the case may be, of its Redeemable Preference Shares to such transferee, (d) the Shareholder wishing to Transfer all or any portion of its Redeemable Preference Shares to a transferee also Transfers all or an equivalent percentage, as the case may be, of its Ordinary Shares to such transferee, (e) the Transfer complies in all respects with the applicable provisions of this Agreement and (f) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder's expense, to the effect that such Transfer complies with applicable securities laws.

              3.3. AFFILIATE TRANSFERS.

                   3.3.1 PERMITTED TRANSFEREES. Any Shareholder may Transfer some or all of the Securities held by such Shareholder to an Affiliate of such Shareholder without compliance with the provisions of Section 3.4; provided that the Shareholder shall remain liable for any and all of its obligations under this Agreement and that the Affiliate executes a deed of adherence substantially in the form attached hereto as Exhibit A.

                   3.3.2 CHANGE IN STATUS. If Securities are Transferred by a Shareholder to an Affiliate of such Shareholder and such transferee shall at any time cease to be an Affiliate of such Shareholder, such Shareholder shall notify the other Shareholders of such an event within five Business Days after the occurrence of such an event, and such Securities shall be transferred
(i) back to the original Shareholder or (ii) to another Affiliate of that Shareholder without compliance with the provisions of Section 3.4.

                   3.3.3 COMBINED HOLDINGS. The Securities held by a Shareholder and such Shareholder's Affiliates shall for all purposes of this Agreement be treated as Securities held by a single Shareholder.

                   3.3.4     IWC TRANSFERS.  Notwithstanding the foregoing,
(a) IWC may from time to time Transfer Securities to the Lenders pursuant to the Security Documents, without compliance with the provisions of Section 3.3.2,
3.3.3 or 3.4, provided that Section 3.2 (other than clause (b)) is complied with and the Lenders receiving Securities sign a deed of adherence substantially in the form attached hereto as Exhibit A, and (b) members of the IWC Group may from time to time Transfer Securities between them pursuant to the IWC/Vanguard Agreement, without compliance with the provisions of Section 3.3.2, 3.3.3 or 3.4, but so long as Section 3.2 is complied with.

              3.4. RIGHT OF FIRST. Each Shareholder (each, a "Transferor") who proposes to Transfer Securities to a BONA FIDE third party (a "Third Party Purchaser") other than pursuant to Section 3.3, grants to each other Shareholder (a "Section 3.4 Rightholder") a right of first refusal ("Right of First Refusal") to purchase such Section 3.4 Rightholder's pro-rata share of the Transferor's Securities, exercisable at the option of each Section 3.4 Rightholder in accordance with Section 3.4(b).

                   (a) Each Transferor shall furnish to each Section 3.4 Rightholder written notice (the "Transferor Notice") of the intended disposition, including the identity of the Third Party Purchaser, the number of Securities to be Transferred (the "Offered Securities"), the price at which the Securities are proposed to be Transferred and the general terms upon which such Transfer is proposed to be made.

                   (b) Subject to Sections 3.4(c) and 3.4(d), each Section 3.4 Rightholder shall have 21 calendar days (the "Notice Period") after the receipt of the Transferor Notice to agree irrevocably to purchase up to its pro-rata share of the Offered Securities for the price and upon the general terms specified in the Transferor Notice by giving written notice to the Transferor and stating therein the quantity of the Offered Securities to be purchased (each such Section 3.4 Rightholder exercising such right being referred to herein as a "Section 3.4 Purchaser"). A Section 3.4 Rightholder exercising its rights hereunder with respect to all or a portion of the Ordinary Shares to be Transferred by the Transferor shall exercise its rights hereunder with respect to all or an equivalent percentage, as the case may be, of the Redeemable Preference Shares to be Transferred by the Transferor. A Section 3.4 Rightholder exercising its rights hereunder with respect to all or a portion of the Redeemable Preference Shares to be Transferred by the Transferor shall exercise its rights hereunder with respect to all or an equivalent percentage, as the case may be, of the Ordinary Shares to be Transferred by the Transferor. Failure by a Section 3.4 Rightholder to respond within such Notice Period shall be regarded as a waiver of its Right of First Refusal with respect to the Transfer of the Offered Securities.

                   (c) Each Transferor shall, promptly after the end of the Notice Period, give written notice (the "Last-Chance Notice") to all Section 3.4 Rightholders stating whether the Offered Securities have been taken up by the
Section 3.4 Purchasers, and, if not, the number of Offered Securities not so taken up (the "Remaining Offered Securities"). Subject to Section 3.4(d), each
Section 3.4 Purchaser shall have the right, but not the obligation, to purchase all, but not less than all, of the Remaining Offered Securities. The right of each Section 3.4

Purchaser to purchase the Remaining Offered Securities shall be exercisable irrevocably by written notice delivered to each Transferor, with a copy to the Company, given within ten calendar days (the "Last Chance Period") after receipt of the Last-Chance Notice. If more than one Section 3.4 Purchaser timely elects to exercise its right to purchase the Remaining Offered Securities, the right to purchase the Remaining Offered Securities shall be allocated pro rata among those Section 3.4 Purchasers electing to purchase the Remaining Offered Securities, based on the proportion that the number of Securities owned by such
Section 3.4 Purchaser bears to the total number of Securities owned by all
Section 3.4 Purchasers that elect to purchase the Remaining Offered Securities. A Section 3.4 Rightholder exercising its rights hereunder with respect to all or a portion of the Ordinary Shares that are Remaining Offered Securities shall exercise its rights hereunder with respect to all or an equivalent percentage, as the case may be, of the Redeemable Preference Shares that are Remaining Offered Securities. A Section 3.4 Rightholder exercising its rights hereunder with respect to all or a portion of the Redeemable Preference Shares that are Remaining Offered Securities shall exercise its rights hereunder with respect to all or an equivalent percentage, as the case may be, of the Ordinary Shares that are Remaining Offered Securities. A failure of any Section 3.4 Purchaser to exercise such right within the Last Chance Period shall be regarded as a waiver of its right to purchase such Remaining Offered Securities as provided herein.

                   (d) Notwithstanding anything in this Article 3 to the contrary, the right of the Section 3.4 Purchasers to purchase any of the Offered Securities pursuant to this Article 3 shall be exercisable if and only if the
Section 3.4 Purchasers collectively have exercised their rights to purchase all, but not less than all, of the Offered Securities pursuant to this Section 3.4. Any exercise by any Shareholder of a Right of First Refusal pursuant to this
Section 3.4 shall be final and irrevocable.

                   (e) If the Section 3.4 Purchasers collectively have exercised their Rights of First Refusal with respect to all of the Offered Securities, then the closing of such sale and purchase shall take place promptly after the final allocation with respect to such Offered Securities has been determined, at the principal offices of the Company or such other place and time as the relevant parties may agree. If the Section 3.4 Purchasers collectively have not exercised their Rights of First Refusal with respect to all of the Offered Securities, then the Transferor shall have 120 calendar days after the end of the Last Chance Period to make the Transfer of the Offered Securities to the Third Party Purchaser at the price and upon the terms specified in the Transferor Notice. In the event the Transferor does not Transfer such Securities to the Third Party Purchaser within such 120-day period, the Transferor shall not thereafter make a Transfer of such Offered Securities without again complying with the Right of First Offer provisions in this
Section 3.4.

                   (f) The exercise or non-exercise of the Right of First Refusal by a Section 3.4 Rightholder with respect to a Transfer of Securities by a Transferor shall not affect such Section 3.4 Rightholder's Right of First Refusal with respect to subsequent Transfers of Securities.

                   (g) A change in the beneficial ownership of any Shareholder or any Person that controls a Shareholder shall not constitute a Transfer of Securities that causes the Right of First Refusal to arise hereunder so long as such Shareholder's ownership interest in the Company does not constitute the primary asset of such Shareholder or other Person in respect of which such change in beneficial ownership occurs.

              3.5. VETO RIGHTS. If a Shareholder proposes to Transfer Securities to a Third Party Purchaser that is engaged in a business directly competing with that of the Company or PMCL at the time of the proposed Transfer, non-Transferring Shareholders holding in the aggregate at least 25% of the issued Shares shall each have the right to prohibit such Transfer, notwithstanding compliance by the Transferor with Section 3.4. For the avoidance of doubt, this provision shall not apply to Transfers made pursuant to
Section 3.3.1 or 3.3.4.

         4. RIGHT OF FIRST OFFER. Except as provided in Articles 5 and 8, the Company hereby grants to each Shareholder a right of first offer ("Right of First Offer") to subscribe for such Shareholder's pro-rata share of any New Securities (as defined in Section 4(e) below) that the Company may from time to time propose to issue, and the provisions of this Article 4 shall apply to such issuances.

                   (a) In the event that the Company proposes to undertake an issuance of New Securities, the Company shall give written notice (the "Company Notice") of its intention to so issue such New Securities to each Shareholder. The Company Notice shall include the type and number of such New Securities, the price and the general terms upon which such New Securities are proposed to be issued, the number of such New Securities for which each Shareholder is entitled to subscribe pursuant to this Article 4 and the identity of the Person(s) to whom such New Securities are proposed to be issued (the "Proposed Acquirers").

                   (b) Each Shareholder shall have 28 calendar days after the receipt of the Company Notice to agree irrevocably to subscribe for up to its pro-rata share of such New Securities for the price and upon the general terms specified in the Company Notice by giving written notice to the Company and stating therein the number of New Securities for which such Shareholder shall subscribe. If any Shareholder fails to exercise or waives its Right of First Offer hereunder (a "Non-Exercising Shareholder"), the Company shall give notice to all Shareholders who do exercise their Right of First Offer (the "Exercising Shareholders") of such failure or waiver.

                   (c) Each Exercising Shareholder shall have a right of over allotment to subscribe for up to its pro-rata portion of any New Securities not subscribed for by a Non-Exercising Shareholder hereunder. Each Exercising Shareholder may exercise irrevocably such right of over allotment by giving written notice to the Company within 28 calendar days of receipt of the notice of non-exercise or waiver from the Company described in Section 4(b) and stating therein the number of New Securities for which such Exercising Shareholder shall subscribe. Upon exercises of the Right of First Offer hereunder in connection with any proposed issuance of New Securities, the Company shall simultaneously issue such New Securities pursuant to such exercises at such time and place as the Company shall determine. Any exercise by any Shareholder of a right of subscription pursuant to this Article 4 shall be final and irrevocable.

                   (d) If the Shareholders waive or fail to exercise in full the Right of First Offer set forth in Sections 4(b) and (c) with respect to all of the New Securities within the above-mentioned time periods, then the Company shall have 120 calendar days thereafter to sell any New Securities with respect to which the Shareholders did not exercise their Right of First Offer at a price and upon general terms no more favorable to the Proposed Acquirers than those specified in the Company Notice. In the event the Company does not sell the New Securities within such 120-day period, the Company shall not thereafter issue or sell such New Securities without first offering such New Securities to the Shareholders in accordance with this
Article 4.

                   (e) For the purposes of this Article 4, the term "New Securities" shall mean any Securities, whether now authorized or authorized in the future, that are offered for subscription or sale by the Company.

                   (f) The exercise or non-exercise of the Right of First Offer by a Shareholder hereunder with respect to an issuance of New Securities shall not affect such Shareholder's Right of First Offer with respect to subsequent issuances of New Securities.

                   (g) Any Proposed Acquirer to whom New Securities are issued pursuant to this Article 4 shall become a party to and shall be bound by the restrictions on Transfer and the other restrictions and obligations set forth in this Agreement to the same extent and with the same force and effect as if such person were an original signatory hereto. Each Proposed Acquirer shall, as a condition to subscribing for such New Securities, execute a Deed of Adherence substantially in the form of Exhibit A upon or before the consummation of the issuance of such New Securities.

         5.   FIRST OPTION; IWC OPTION SHARES; SECOND OPTION SHARES.

              5.1. EXERCISE OF FIRST OPTION. The parties hereto agree and acknowledge that the decision to exercise the First Option shall be made by SA Wireless. If SA Wireless wishes to exercise the First Option, it shall notify the other Shareholders and the Company, and each Shareholder shall cause the Company to exercise the First Option in accordance with the provisions of Clauses 9(a) to (d) of the Motorola Share Purchase Agreement. The parties agree that the cost of the acquisition of the First Option Shares (as defined in the Motorola Share Purchase Agreement) shall be funded entirely by SA Wireless through the subscription by SA Wireless of new Shares at an aggregate subscription price equal to the amount of the First Option Purchase Price (as defined in the Motorola Share Purchase Agreement). The number of new Shares to be issued to SA Wireless for this purpose shall be such number of Shares as to cause IWC Group and SA Wireless to have a shareholding in the Company immediately prior to or concurrently with the First Option Closing (as defined in the Motorola Share Purchase Agreement) of 44.3% and 55.7%, respectively.

              5.2. IWC OPTION.

                   (a) SA Wireless hereby irrevocably and unconditionally grants an option to IWC (the "IWC Option"), effective upon the exercise of the First Option, exercisable on one occasion only at any time in the 12 month period commencing from January 1, 1998 (the "IWC Option Period") to purchase from SA Wireless such number of Shares held by SA Wireless so as to enable IWC to have a shareholding in the Company of 50.01% (the "IWC Option Shares") on the terms and subject to the conditions of this Section 5.2 and Section 5.4; PROVIDED, HOWEVER, that notwithstanding the foregoing, IWC may exercise the IWC Option on one occasion at any time prior to the commencement of the IWC Option Period if it pays to SA Wireless the IWC Option Share Price (as defined in
Section 5.4(a)) calculated as if the IWC Option had been exercised as of January 1, 1998.

                   (b) Subject to this Section 5.2 and Section 5.4, IWC Group may, at any time during the IWC Option Period, exercise the IWC Option by serving on SA Wireless written notice of such exercise. The notice of exercise of the IWC Option once served shall be irrevocable and binding on IWC Group and may not be withdrawn without the prior written consent of SA Wireless.

              5.3. SA PUT RIGHT.

                   (a) SA Wireless shall have the right (the "SA Put Right"), effective upon the exercise of the First Option, exercisable on one occasion only at any time in the 12 month period commencing from January 1, 1998 (the "SA Put Period") and so long as the IWC Option has not theretofore been exercised, to sell the IWC Option Shares to IWC, and IWC shall be obligated to purchase the IWC Option Shares from SA Wireless on the terms and subject to the conditions of this Section 5.3 and Section 5.4.

                   (b)  Subject to this Section 5.3 and Section 5.4, SA
Wireless may, at any time during the SA Put Period and so long as the IWC Option has not theretofore been exercised, exercise the SA Put Right by serving on IWC written notice of such exercise. The notice of exercise of the SA Put Right once served shall be irrevocable and binding on SA Wireless and may not be withdrawn without the prior written consent of IWC.

              5.4. CLOSING OF IWC OPTION OR SA PUT RIGHT.

                   (a) The purchase price (the "IWC Option Share Price") payable by IWC Group for the IWC Option Shares, whether pursuant to the exercise of the IWC Option under Section 5.2 or the exercise of the SA Put Right under
Section 5.3, shall be the sum of the amounts that have been paid by the Company in respect of the underlying shares of PMCL that are attributable and correspond to the IWC Option Shares (the "Underlying PMCL Shares") by way of the original Purchase Price (as defined in the Motorola Share Purchase Agreement) per share of the Underlying PMCL Shares, any amounts funded by the Company as additional capital contributions or shareholder loans to PMCL in respect of the Underlying PMCL Shares, the amounts of any loans that the Company may have made to Saif Telecom (Pvt.) Limited, a shareholder of PMCL ("SAIF"), to enable SAIF to respond to any shareholder loans to, or any capital call of, PMCL which are attributable to the Underlying PMCL Shares and the pro rata share based on the percentage of the IWC Option Shares to the total issued Shares of the fees, costs and expenses of third party advisers and consultants engaged on behalf of the Company in connection with evaluating the proposed acquisition of shares in PMCL and of any fees (if any) required to have been paid in connection with the consummation of the acquisition by the Company of shares in PMCL (such amounts, collectively, the "Actual Investment Cost"), plus a return in United States dollars terms on the Actual Investment Cost calculated at a rate equal to 40% internal rate of return. The calculation of the internal rate of return shall be made with respect to each separate amount that constitutes the Actual Investment Cost commencing on the date each such separate amount was paid by the Company in respect of the Underlying PMCL Shares. For the purposes of this Section 5.4(a), "internal rate of return" means the discount rate which, when applied, constitutes the present value, as of the date of closing of the sale and purchase of the IWC Option Shares, of the Actual Investment Cost that is equal to the present value, as of the date of the closing of the sale and purchase of the IWC Option Shares, of all the proceeds generated from the Actual Investment Cost.

                   (b) Following the exercise of the IWC Option in accordance with Section 5.2 or the exercise of the SA Put Right in accordance with Section 5.3, the closing of the sale and purchase of the IWC Option Shares shall take place at the principal offices of the Company or such other place as IWC and SA Wireless mutually agree on the seventh Business Day after the date of the exercise of the IWC Option or the SA Put Right, as the case may be. At the closing, (i) SA Wireless shall deliver share certificates to IWC totalling the number of the IWC Option Shares, together with instruments of transfer in respect thereof, and (ii) IWC shall pay the IWC Option Share Price in cash by wire transfer of immediately available funds to the bank account designated by SA Wireless in writing.

              5.5. SECOND OPTION If the First Option is not exercised and the provisions of Clause 9 of the Motorola Share Purchase Agreement relating to the Second Option apply, the parties hereto agree and acknowledge that the decision to exercise the Second Option shall be made by IWC Group. If IWC Group wishes to exercise the Second Option, it shall notify the other Shareholders and the Company, and each Shareholder shall cause the Company to exercise the Second Option in accordance with the provisions of Clauses 9(e) to (h) of the Motorola Share Purchase Agreement. The parties agree that the cost of the acquisition of the Second Option Shares shall be funded entirely by IWC Group through the subscription by IWC Group of new Shares at an aggregate subscription price equal to the amount of the Second Option Purchase Price (as defined in the Motorola Share Purchase Agreement). The number of new Shares to be issued to IWC Group for this purpose shall be such number of Shares as to cause IWC Group and SA Wireless to have a shareholding in the Company immediately prior to or concurrently with the closing of the sale and purchase of the Second Option Shares of 60.8% and 39.2%, respectively.

         6.   MANAGEMENT.

              6.1. GENERAL. From and after the date hereof, each Shareholder shall vote its Shares at any ordinary general meeting or extraordinary general meeting of Shareholders

(a "Shareholders' Meeting") or in any written resolution executed in lieu of such a meeting of Shareholders (a "Written Resolution"), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Section 6.3.2) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement. In addition, each Shareholder shall vote its Shares at any Shareholders' Meeting, or act by Written Resolution with respect to such Shares, upon any matter submitted for action by the Shareholders or with respect to which such Shareholder may vote or act by Written Resolution, in conformity with the specific terms and provisions of this Agreement and the Charter Documents.

              6.2. SHAREHOLDER VOTES.

                   (a) The following matters in relation to the Company shall require the unanimous consent of all of the Shareholders owning 90% of the Shares in a Written Resolution or the unanimous consent of representatives of all of the Shareholders present at a duly convened Shareholders' Meeting:

                        (i) any amendment, modification or waiver of the Charter Documents;

                        (ii) the formation or establishment of any Subsidiary;

                        (iii) any change to the scope of business of the Company or any Subsidiary;

                        (iv) any sale or other disposition of all or substantially all of the assets of the Company or any Subsidiary;

                        (v) the liquidation, winding up or dissolution of the Company, the making or entry into by the Company of any general assignment, arrangement or composition with or for the benefit of its creditors, or the cessation by the Company to carry on its business or any material part of its business;

                        (vi) the settlement, waiver or discontinuance of any litigation or arbitration proceedings involving a claim exceeding the equivalent of US$500,000 per claim and US$1,000,000 in the aggregate in any financial year or the commencement of any litigation or arbitration proceedings involving a claim exceeding the equivalent of US$500,000;

                        (vii) any merger, amalgamation or consolidation of the Company or any Subsidiary with any other entity;

                        (viii) issuance of any Securities of the Company or any Subsidiary other than pursuant to Articles 5 and 8;

                        (ix) the acquisition or disposition of any material assets by the Company or any Subsidiary other than in the ordinary course of business;

                        (x) any of the matters referred to in the PMCL Shareholders Agreement that require a Supermajority (as defined therein) vote of the board of directors of PMCL (the "PMCL Board") or the shareholders of PMCL;

                        (xi)  any decision of the Company with respect to the
(i) making of additional capital contributions to PMCL pursuant to Clause 9.2 of the PMCL Shareholders Agreement, (ii) making of shareholder loans to PMCL pursuant to Clause 9.3 of the PMCL Shareholders Agreement, (iii) making of shareholder guarantees for the obligations of PMCL pursuant to Clause 9.4 of the PMCL Shareholders Agreement, and (iv) taking action pursuant to Paragraph 6 of the PMCL Letter Agreement; and

                        (xii) other than pursuant to Section 6.9 or 8.4, any decision of the Company with respect to the sale or other disposition of all or a part of its shares in PMCL or the exercise of rights of first refusal to acquire shares of PMCL pursuant to Clause 12 of the PMCL Shareholders Agreement or the exercise of rights to acquire shares of a defaulting shareholder of PMCL pursuant to Clause 16.5 of the PMCL Shareholders Agreement.

                   (b) Notwithstanding the provisions of Section 6.2(a)(vi), where litigation or arbitration proceedings are or are proposed to be brought by or against the Company against or by any Shareholder or any Affiliate of any Shareholder, irrespective of the amount involved, such Shareholder, and the Directors appointed by such Shareholder to the Board, shall have no vote in determining whether such litigation or arbitration proceedings shall be commenced, settled or discontinued or how the same shall be conducted.

                   (c) Any decision of the Company to exercise its right to postpone the Closing (as defined in the Motorola Share Purchase Agreement) of the transactions contemplated by the Motorola Share Purchase Agreement pursuant to Clause 11 thereof or to terminate the Motorola Share Purchase Agreement prior to the Closing (as defined therein) pursuant to Clause 12 thereof may be made by SA Wireless by notice to the other Shareholders, whereupon all of the Shareholders shall cause the Company to postpone the Closing or terminate the Motorola Share Purchase Agreement in accordance with the provisions of Clause 11 or 12, respectively, thereof.

              6.3. BOARD OF DIRECTORS.

                   6.3.1 AUTHORITY OF BOARD. Subject only to the provisions of this Agreement and the Charter Documents, the Board shall have ultimate responsibility for management and control of the Company.

                   6.3.2 NUMBER AND COMPOSITION. The number of members constituting the entire Board shall be six; PROVIDED, HOWEVER, that if the Second Option is exercised and IWC funds the purchase by the Company of the Second Option Shares pursuant to Section 5.3, then the number of members constituting the Board shall be reduced to five. Each Shareholder shall vote its Shares at any Shareholders' Meeting called for the purpose of filling the positions on the Board or in any Written Resolution executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of initially, (i) three nominees of IWC and (ii) three nominees of SA Wireless, and if the number of members constituting the Board is reduced to five as provided in the proviso to the first sentence of this Section 6.3.2, then (i) three nominees of IWC and
(ii) two nominees of SA Wireless. Each Shareholder who has a right to nominate a director (a "Nomination Right") pursuant to this Section 6.3.2 shall not be permitted to transfer its Nomination Right in connection with any Transfer of its Securities without the prior written consent of all other Shareholders who have Nomination Rights at the time of such Transfer.

                   6.3.3     REMOVAL AND REPLACEMENT OF DIRECTORS.

                        (a) A Director shall be removed from the Board, with or without cause, upon, and only upon, the affirmative vote of the Shareholders in accordance with this Section 6.3.3. Each Shareholder shall vote its Shares for the removal of a Director upon the request of the Shareholder that nominated such Director. Otherwise, no Shareholder shall vote for the removal of a Director.

                        (b) In the event any Director resigns or is removed in accordance with Section 6.3.3(a), the Shareholders shall, before the transaction of any other business by the Shareholders or the Board, elect a successor or replacement nominated by the Shareholder that nominated such Director. Such successor or replacement Director shall be elected on or as soon as possible after the date of such resignation or removal.

                   6.3.4 ALTERNATE DIRECTORS. A Director may at any time appoint another person (including another Director) to be his alternate Director, and may at any time terminate such appointment. Any person so appointed shall be entitled to receive notices of and to attend and vote at meetings of the Board and count towards a quorum and shall automatically vacate his office on the expiration of the term for, or the happening of the event, until which he is by the terms of his appointment to hold office or if the appointor in writing terminates the appointment or if the appointor himself ceases for any reason to hold office as a Director. An appointment of an alternate Director shall not prejudice the right of the appointor to receive notices of and to attend and vote at meetings of the Board, and the powers of the alternate Director shall automatically be suspended during such time as the Director appointing him is himself present in person at a meeting of the Board.

              6.4. BOARD MEETINGS.

                   6.4.1 NOTICE. Meetings of the Board may be called by the Chairman of the Board or any two Directors. Not less than 14-days' notice of any Board meeting shall be given to all Directors; PROVIDED, HOWEVER, that such notice period may be reduced if approved by all of the Directors in writing. The venue for Board meetings shall be the principal offices of the Company unless otherwise approved by the Board.

                   6.4.2 QUORUM. All meetings of the Board shall require a quorum consisting of at least three Directors, including at least one Director nominated by IWC and at least one Director nominated by SA Wireless. Notwithstanding the foregoing, if such a quorum is not present within one hour from the time appointed for the meeting, the meeting shall adjourn to such place and time (which is at least 14 days later) as those Directors who did attend shall decide or, if no such decision is reached, at the same place and time 14 days later, at which time any three Directors present shall constitute a quorum; PROVIDED that not less than seven days' notice of such adjourned meeting of the Board shall be given to all the Directors.

                   6.4.2 TELEPHONIC MEETINGS. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other at the same time.

                   6.4.4 VOTING. The adoption of any resolution of the Board shall require the affirmative vote of Directors holding a majority of the votes held by Directors present at a duly constituted meeting of the Board at which a quorum is present. The Chairman of the Board shall have no casting vote.

                   6.4.5 WRITTEN RESOLUTION. By notice and copy to all Directors, resolutions may be adopted in writing by a majority of Directors.

              6.5. PMCL BOARD. The parties agree that (a) so long as the beneficial ownership of Shares owned by SA Wireless is not less than 30% of the total issued Shares, AIF shall have the right to directly nominate two directors to the PMCL Board where the PMCL Board has eight members but if the number of directors constituting the PMCL Board is increased to 10, then AIF shall have the right to directly nominate three directors to the PMCL Board, and (b) if the beneficial ownership of Shares owned by SA Wireless is less than 30%, but more than 15%, of the total issued Shares, then AIF shall have the right to directly nominate one director to the PMCL Board where the PMCL Board has eight members and two directors to the PMCL Board where the PMCL Board has 10 members. The parties further agree that IWC shall have the right to directly nominate all other directors to the PMCL Board which the Company may from time to time have the right to elect to the PMCL Board. Each of the Shareholders shall cause the Company to vote its shares in PMCL for the election of the SA Wireless nominees nominated in accordance with this Section 6.5.

              6.6. PMCL AFFAIRS.

                   (a) If any of the matters referred to in Section 6.2(a)(x) that can be resolved by maintaining the status quo fails to obtain a unanimous vote of the Shareholders, then the Shareholders shall cause the Company acting in its capacity as a shareholder of PMCL or the nominees of the Company on the PMCL Board, as the case may be, to vote at the applicable shareholders' meeting of PMCL or applicable PMCL Board meeting, as the case may be, to maintain the status quo.

                   (b) Except for the matters referred to in Section 6.2, the Shareholders and the Board shall discuss matters concerning the business of PMCL with a view to achieving a unanimous position of IWC Group and SA Wireless in respect of decisions of the shareholders of PMCL or of the PMCL Board. If a unanimous position cannot be reached then (i) in the case of a PMCL shareholder decision, the Company in its capacity as a shareholder of PMCL shall vote the shares held by it in PMCL in such manner to reflect the differing positions of IWC Group, on the one hand, and SA Wireless, on the other hand, and (ii) in the case of a PMCL Board decision, each of IWC Group and SA Wireless shall be free to direct their nominees on the PMCL Board to vote as IWC Group or SA Wireless, as the case may be, may determine.

                   (c) With respect to a unanimous decision of the Shareholders in respect of the matters referred to in Section 6.2(a)(x), (xi) or (xii), if at any meeting of the PMCL Board, any nominee of any Shareholder to the PMCL Board shall not vote on any matter in accordance with the specific resolution of the Shareholders on such matter thereby resulting in the PMCL Board passing a resolution contrary to such specific resolution of the Shareholders, then the Shareholder nominating such nominee shall be deemed to have committed a material breach of this Agreement.


              6.7. MANAGEMENT OF PMCL. The parties hereto acknowledge and agree that IWC or an Affiliate wishes to enter into a management services agreement with PMCL pursuant to which IWC or its Affiliate will provide such management services as are required to ensure the proper day-to-day management and operation of PMCL and at such a level and to such an extent so as to enable IWC and its Affiliates to comply with the requirements of the U.S. Investment Company Act of 1940 so as not to be deemed an "investment company" thereunder. The parties hereto acknowledge that any such management services agreement will be in a form to be agreed between IWC and SA Wireless and will require a Supermajority vote of the shareholders of PMCL. SA Wireless hereby agrees to take all such actions to support and encourage the shareholders of PMCL to vote in favor of PMCL entering into any such management services agreement.

              6.8. NON-COMPETITION. With respect to Clause 14.1(b) of the PMCL Shareholders Agreement, if another consortium is formed without SA Wireless or an Affiliate thereof as contemplated in subclause (y) of the second paragraph of Clause 14.1(b) and such consortium is successful in bidding for a license or other rights that are offered by the Government of Pakistan, then IWC Group agrees that as soon as it is practicable, it will transfer to SA Wireless or an Affiliate designated by it part of the equity interest of IWC Group in such consortium, which shall reflect the then current shareholding of IWC Group and SA Wireless in the Company. The purchase price of such equity interest in the consortium to be transferred by IWC Group to SA Wireless or its Affiliate shall be equal to the subscription price per share that IWC Group originally paid for such interest, plus any additional capital contributions or shareholder loans subsequently made by IWC Group in respect of such interest. Notwithstanding the foregoing, IWC Group shall not be required to make any transfer to SA Wireless of equity interests in such consortium if such transfer would result in (i) a violation of any order, decree, award or injunction of any governmental or administrative authority; (ii) the revocation, restriction or imposition of conditions on the license or rights that have been acquired by the consortium; or (iii) a violation of the PMCL Shareholders Agreement.

              6.9. DEADLOCK WITH RESPECT TO PMCL.

                   (a)  If the requisite vote of the Shareholders pursuant to
Section 6.2(a)(x), 6.2(a)(xi) or 6.2(a)(xii) cannot be obtained or there occurs an irreconcilable difference of opinion or interest among the Shareholders or the Directors with respect to a subject on which their concurrence is required and which relates to the management or operations of the Company or PMCL, then a deadlock (a "Deadlock") shall be deemed to arise 30 days after any Shareholder shall give written notice to the Company of the occurrence of any such event.

                   (b) Upon the occurrence of a Deadlock, the Shareholders, through their chief executive officers or designees, shall negotiate in good faith for a period of not less than 30 days to seek a mutually agreeable resolution of such Deadlock. In the event such matter cannot be so resolved through good faith negotiations, the Shareholder shall mutually consult in good faith for a period of 90 days (the "Consultation Period") concerning the disposition of their respective interests in the Company.

                   (c) If a Deadlock occurs and continues after the expiration of the Consultation Period, the Company shall notify PMCL of the existence of the Deadlock and the Shareholders shall cause the Company to transfer the shares of PMCL held by it to each of the Shareholders on a pro rata basis based on their shareholding in the Company, with the result that each of the Shareholders shall become direct shareholders of PMCL.

              6.10. DIRECTORS' ACCESS. Each Director shall be entitled to examine the books and accounts of the Company. The Company shall provide to each Director, within 30 days after the end of each month, a monthly operating report of the Company and each Subsidiary containing such information as may be specified by the Board and such information relating to the business affairs and financial position of the Company as such Director may require. Any Director may provide such information to a Shareholder.

         7.   FINANCIAL REPORTS AND AUDITING.

              7.1. RIGHT OF INSPECTION. The Company shall allow the Shareholders and their authorized representatives the right during normal business hours to inspect its books and accounting records and those of the Subsidiaries, to make extracts and copies therefrom at their own expense and to have full access to all of the Company's and each of the Subsidiaries' property and assets. Notwithstanding the foregoing in this Section 7.1, the Company shall not be obligated to provide any information to any Shareholder or Shareholder's representatives or to any competitor of the Company pursuant to this Section 7.1 that the Company considers to be a trade secret or similar confidential information unless such Shareholder and such Shareholder's representatives agree not to use such information and to keep such information confidential. The foregoing rights of visitation and inspection shall be in addition to any other similar rights the Shareholders may have under the laws of Mauritius.

              7.2. BOOKS AND RECORDS. The Company and the Subsidiaries shall keep proper, complete and accurate books of account in US dollars in accordance with international accounting standards and shall have their accounts audited annually in accordance with such standards by a reputable firm of international accountants appointed by the Shareholders. The audited financial statements shall be prepared in US dollars and reconciled according to United States generally accepted accounting principles.

              7.3. REPORTS. The Company shall provide to each Shareholder (i) within 60 days after the end of each Financial Year, the annual audited consolidated financial statements of the Company for such Financial Year, (ii) within 15 days after the end of each month, monthly unaudited consolidated financial statements of the Company for such month, (iii) within 30 days after the end of each quarter, quarterly unaudited consolidated financial statements of the Company for such quarter which have been reconciled according to United States generally accepted accounting principles, and (iv) such other reports as the Board may determine. The Company shall furnish to the Shareholders and their auditors such financial and other information relating to the business of the Company and its Subsidiaries as any of them may reasonably require.

              7.4. PMCL REPORTS.

                   (a) If any Shareholder wishes to obtain financial or other information relating to the business of PMCL that is not otherwise being provided by PMCL, upon its request, the Shareholders shall cause the Company to make a request pursuant to Clause 7.7 of the PMCL Shareholders Agreement for such financial or other information and to forward any information obtained by the Company forthwith to each of the Shareholders.

                   (b) Upon the request of any Shareholder, the Shareholders shall cause the Company to take all such actions or do all such things as may be necessary or desirable to procure that the books and records, financial affairs and internal audits of PMCL comply with the provisions of Clauses 7.1 and 7.2 of the PMCL Shareholders Agreement.

         8.   FUNDING.

              8.1. ADDITIONAL CAPITAL CONTRIBUTIONS; SHAREHOLDER LOANS.

                   (a) To the extent that the Company is required to make capital contributions or shareholder loans to PMCL as provided in Clause 9.1 of the PMCL Shareholders Agreement and Paragraph 3 of the PMCL Letter Agreement, each Shareholder shall make its pro rata share, as set forth in Annex A attached hereto (as the same may be amended from time to time to reflect issuances and Transfers of Shares), of the required capital contributions or loans to the Company to enable the Company to fulfill its obligations with respect to PMCL.

                   (b) Except as provided in Section 8.1(a), if the Shareholders unanimously approve the making of capital contributions or shareholder loans by the Company as referred to in Section 6.2(a)(xi), then each Shareholder shall make its pro rata share of the approved capital contributions or loans to the Company to enable the Company to fulfill its obligations with respect to PMCL.

                      (c) For the avoidance of doubt, all equity capital contributions required to be made pursuant to this Agreement shall be made by way of subscription for additional Shares by the Shareholders. The Board shall determine whether such additional Shares will be Ordinary Shares, Redeemable Preference Shares or a combination thereof. The aggregate subscription price for such additional Shares shall be equal to the aggregate amount of the capital contributions required to be made by the Company to PMCL. If it shall be necessary to increase the authorized share capital of the Company to issue additional Shares in connection with the making of any additional equity capital contributions, then each Shareholder shall vote its Shares in favor of a resolution to increase appropriately the share capital of the Company and to allot such additional Shares in accordance with this Agreement, and shall cause its Directors to adopt a resolution authorizing such increase and the allotment of such additional Shares in accordance with this Agreement.

                      (d) If shareholder loans are required to be made pursuant to this Agreement to enable the Company to provide a shareholder loan to PMCL, then the terms and conditions of the loans made by the Shareholders to the Company shall be the same as the terms and conditions on which the shareholder loan of the Company to PMCL is being made.

              8.2. FAILURE TO SUBSCRIBE FOR ADDITIONAL SHARES OR PROVIDE SHAREHOLDER LOANS.

                      (a) If any Shareholder (the "Defaulting Shareholder") fails to (i) subscribe and pay for its pro rata portion of any additional Shares required to be subscribed by such Shareholder pursuant to Sections 8.1(a) and
(b) within 20 Business Days after receiving notice from the Company of the Shares to be offered by the Company pursuant to Sections 8.1(a) and (b) and the subscription price therefor or (ii) provide its pro rata portion of any shareholder loans required to be made by such Shareholder pursuant to Section 8.1(a) within 20 Business Days after receiving notice from the Company of a call for such loans, then the other Shareholders (the "Non-Defaulting Shareholders") shall have the right (the "Section 8.2 Right") to purchase all, but not less than all, of the Shares of the Defaulting Shareholder (the "Subject Shares") at a purchase price equal to 50% of their fair market value as established in accordance with Section 8.3(c).

                      (b)    Any Non-Defaulting Shareholders who exercise their
Section 8.2 Right shall make up the share of the capital contributions or shareholder loans to the Company that the Defaulting Shareholder failed to make, and shall make the requisite capital contributions or, shareholder loans on the original due date thereof, notwithstanding that the closing of the sale and purchase of the Subject Shares may occur after such date as provided in Section
8.3. If there are more than one such Non-Defaulting Shareholders, they shall make up the capital contributions or, shareholder loans that the Defaulting Shareholder failed to make in proportion to the Shares of the Defaulting Shareholder that they have each elected to purchase.

              8.3.    PROCEDURES.

                      (a) Upon the expiration of the 20-Business Day period referred to in Section 8.2(a), the Company shall notify the Non-Defaulting Shareholders in writing of their Section 8.2 Right. Within five Business Days after delivery of such notice from the Company, the Non-Defaulting Shareholders shall decide whether they wish to purchase the Subject Shares, and shall notify the Company and the Defaulting Shareholder of their decision. If more than one Non-Defaulting Shareholder wishes to purchase the Subject Shares, then they shall have the right to purchase a pro rata portion of the Subject Shares based on the proportion that the number of Shares owned by each such Non-Defaulting Shareholder bears to the total number of Shares owned by all such Non-Defaulting Shareholders that elect to purchase the Subject Shares. Failure by a Non-Defaulting Shareholder to respond within such five-Business Day period shall be regarded as a waiver of its right to purchase the Subject Shares.

                      If the Non-Defaulting Shareholders decline to exercise their Section 8.2 Right or otherwise fail to elect to purchase all of the Subject Shares within the five-Business Day period referred to in Section 8.3(a), then the right to exercise the Section 8.2 Right shall lapse and the provisions of Section 8.4 shall apply.

                      (c) If the Non-Defaulting Shareholders elect to exercise their Section 8.2 Right, then the Company shall, within two Business Days after receipt of the Non-Defaulting Shareholders' notice of election, notify the Defaulting Shareholder and the Non-Defaulting Shareholders. Within 10 Business Days of the date of the Company's notice, an appraiser (the "Appraiser"), which shall be an internationally recognized investment banking firm that has not had a substantial relationship with any of the Shareholders or any of their Affiliates in the immediately preceding five years, shall be selected in the following manner to determine the fair market value of the Subject Shares. The Non-Defaulting Shareholders, on the one hand, and the Defaulting Shareholder, on the other hand, shall each select an investment banking firm and the investment banking firms so selected shall designate the Appraiser; PROVIDED that if either the Non-Defaulting Shareholders or the Defaulting Shareholder shall fail to select an investment banking firm within such 10-Business Day period, then the appraisal shall be conducted by the investment banking firm that is so selected. The Appraiser shall be instructed to make its determination and to deliver its report within 20 Business Days of its appointment. In addition, the Appraiser shall be instructed to take into account the dilution of the Defaulting Shareholder's shareholding in the Company as a result of its failure to make its share of the required capital contributions or shareholder loans to the Company. The fees and expenses of the Appraiser shall be borne by the Defaulting Shareholder. The Appraiser shall act as an expert and not an arbitrator, and the determination of the Appraiser shall be final and binding on all parties.

                      (d) The Company shall determine the date for the closing of the sale and purchase of the Subject Shares (which date shall not be more than 10 days after the date of receipt of the report of the Appraiser) and shall notify all the Shareholders thereof. The closing shall take place at the principal office of the Company on the date so specified.

              8.4. DIVESTMENT. In the case of capital contributions or shareholder loans that are required to be made by the Company to PMCL pursuant to Clause 9.1 of the PMCL Shareholders Agreement or Paragraph 3 of the PMCL Letter Agreement, if the Non-Defaulting Shareholders have not elected to purchase all of the Subject Shares, the Company shall, on the due date of the making of the capital contributions or the shareholder loans to PMCL or within the cure period stipulated in Clause 16.3(d) of the PMCL Shareholders Agreement, make such part of its required capital contributions or shareholder loans with the funds that have been provided by the Non-Defaulting Shareholders. The parties agree that thereupon the Company shall have the right to purchase the Shares held by the Defaulting Shareholder or to otherwise cause the Defaulting Shareholder to divest its Shares in consideration for the transfer by the Company to the Defaulting Shareholder of such number of shares of PMCL that is attributable and corresponds to the shareholding percentage in the Company of the Defaulting Shareholder, with the result that the Defaulting Shareholder shall become a direct shareholder of PMCL. Each Shareholder covenants that, if it is a Defaulting Shareholder, it shall execute and deliver a deed of adherence, substantially in the form of Exhibit C to the PMCL Shareholders Agreement. Immediately following the transfer of shares of PMCL to the Defaulting Shareholder, the Defaulting Shareholder shall be deemed to have been in default under Clause 16.3(d) of the PMCL Shareholders Agreement by virtue of having failed to fund its share of the capital contributions or shareholder loans that should have been made by it originally to the Company, and the Company (as so constituted with only the Non-Defaulting Shareholders as its shareholders) shall, together with the other shareholders of PMCL, have the right to purchase the shares of PMCL held by the Defaulting Shareholder in accordance with Clause 16.5 of the PMCL Shareholders Agreement. Notwithstanding the foregoing, the Company may not purchase or divest the Shares held by the Defaulting Shareholder without the unanimous approval of the Non-defaulting Shareholders.

              8.5. DILUTION OF BREACHING SHAREHOLDER. In the case of capital contributions or shareholder loans that are required to be made by the Company pursuant to Clause 9.2 or 9.3 of the PMCL Shareholders Agreement following the unanimous approval of the Shareholders as required under
Section 6.2(a)(xi), if a Shareholder (the "Breaching Shareholder") fails to (i) subscribe and pay for its pro rata portion of any additional Shares required to be subscribed by such Shareholder pursuant to Sections 8.1(b) and (c) or (ii) provide its pro rata portion of any shareholder loans required to be made by such Shareholder pursuant to Section 8.1(b), then the Company shall, on the due date of the making of the capital contributions or the shareholder loans to PMCL, make such part of its required capital contributions or shareholder loans with the funds that have been provided by the other Shareholders (the "Non-Breaching Shareholders"). The parties agree, however, that any dilution of the Company's shareholdings in PMCL resulting from the failure of the Company to make its required capital contributions or shareholder loans in full to PMCL shall require a corresponding dilution of the shareholding of the Breaching Shareholder in the Company. Accordingly, in the case of the Breaching Shareholder's failure to make its pro rata share of capital contributions, the number of Shares to be issued to the Non-Breaching Shareholders for their capital contributions and the subscription price therefor shall be determined based upon the extent of such dilution and the aggregate amount of the capital contributions made by the Non-Breaching Shareholders. In the case of the Breaching Shareholder's failure to make its pro rata shareholder loan, such dilution shall be effected through the issuance by the Company of additional Shares to the Non-Breaching Shareholders at no cost. Each of the Shareholders agrees that it shall vote its Shares in favor of a resolution to increase appropriately the share capital of the Company (if required) and to allot such additional Shares to the Non-Breaching Shareholders in accordance with this
Section 8.5,
and shall cause its Directors to adopt a resolution authorizing such increase (if required) and the allotment of such additional Shares in accordance with this Section 8.5.

         9. MEMORANDUM AND ARTICLES OF ASSOCIATION. The parties agree, promptly after the date hereof, to take all necessary actions and execute all documents and instruments necessary to amend the Charter Documents to conform to the terms of this Agreement.

         10. REPRESENTATIONS AND WARRANTIES. Each party hereto represents with respect to itself, severally and not jointly, to the other parties hereto that:

                      (a) such party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and such party is duly organized and existing under the laws of the jurisdiction of its organization and that the execution and delivery by such party of this Agreement and the performance by such party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such party;

                      (b) assuming the due authorization, execution and delivery hereof by the other parties, this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms;

                      (c) the execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Memorandum or Articles of Association or By-laws (or comparable instruments) of such party; (ii) require such party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such party's country of organization or any other person pursuant to any instrument, contract or other agreement to which such party is a party or by which such party is bound other than such filings as may be required under applicable securities laws and such notices and copies of documents as it may be required to provide its or its Affiliates' lenders; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such party is a party or by which such party is bound; (iv) violate any order, judgment or decree against, or binding upon, such party or upon its respective securities, properties or businesses; or (v) violate any law or regulation of such party's country of organization or any other country in which it maintains its principal office; and

                      (d) with respect to Clause 3(b)(iv) of the Motorola Share Purchase Agreement, neither it nor any of its Affiliated Entities (as defined in the Motorola Share Purchase Agreement), directors, employees or agents have been advised of or have knowledge of facts or circumstances involving the Condition of the Company (as defined in the Motorola Share Purchase Agreement) that demonstrate an existing material misrepresentation by Motorola pursuant to the Motorola Share Purchase Agreement that would give rise to an ability of the Company to terminate the Motorola Share Purchase Agreement or to a claim for indemnification pursuant to Clause 10(b)(i) of the Motorola Share Purchase Agreement.

         11. FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, each of the parties hereto shall bear its respective fees and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

         12.  CONFIDENTIALITY.

              12.1. GENERAL OBLIGATION. Each party undertakes that it shall not reveal, and shall cause its directors, officers and employees not to reveal, to any third party any information acquired by it or them in connection with this Agreement or confidential or proprietary information concerning the organization, business, technology, finance, transactions or affairs of the Company or the Subsidiaries or any other party hereto without the prior written consent of the other parties.

              12.2. EXCEPTIONS. The provisions of Section 12.1 shall not apply to:

                      (a) information that is publicly available (except by virtue of a breach of this Agreement);

                      (b) a disclosure to legal, financial or professional advisors or bankers of any party;

                      (c) a disclosure, after giving prior notice to the other parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement;

                      (d) a disclosure by the Company reasonably necessary in the ordinary course of business or otherwise in connection with transactions or proposed transactions of the Company; or

                      (e) a disclosure required by the lenders of any Shareholder or of any Shareholder's Affiliates.

              12.3. DISCLOSURE TO THIRD PARTIES. Upon any Shareholder entering into negotiations with any Person with a view to selling any Shares to such Person, information in respect of the Company or any Subsidiary that is reasonably necessary to permit such Person to evaluate the business of the Company or such Subsidiary may be provided to such Person, provided that such Person has executed a binding confidentiality letter in a form approved by the Board; PROVIDED that where such Person is involved in a business directly competing with that of the Company, the Board may prohibit the disclosure of any such confidential information as the Board may reasonably determine.

         13. PUBLICITY. Except for a publicity release or public announcement (after giving prior notice to and consulting with the other parties to the extent practicable under the circumstances), to the extent required under the rules of any stock exchange or by applicable laws or governmental regulations or judicial or regulatory process, and except for disclosures permitted by Article 12, no publicity release or public announcement concerning the Company any Subsidiary or the relationship or involvement of the parties shall be made by any party without advance approval thereof by the Board; PROVIDED that no disclosure of a party's identity may be made without the prior approval of such party, except as permitted by Article 12.

         14. U.S. INVESTMENT COMPANY ACT OF 1940. Each of the parties hereto agrees that the Company and the Subsidiaries shall conduct their business at all times such that the Company or any present or future Subsidiary is not deemed to be an "investment company" under the U.S. Investment Company Act of 1940.

         15.  MISCELLANEOUS.

              15.1. LEGEND. Each certificate for any Shares now held or hereafter acquired by any Shareholder shall, for as long as this Agreement is effective, bear a legend as follows:

    "International Wireless Communications Pakistan Limited (the "Company") is a company organized under the laws of Mauritius, and the shares represented by this certificate may not be sold, assigned, transferred, exchanged, mortgaged, pledged or otherwise disposed of or encumbered without compliance with the provisions of that certain Shareholders' Agreement, dated as of August __, 1997 among the Company and the shareholders of the Company named therein. A copy of such Shareholders' Agreement is on file at the registered offices of the Company. The Company will not register the transfer of such shares on the register of members of the Company unless and until the transfer has been made in compliance with the terms of such Shareholders' Agreement."

              15.2. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered mail or international courier service, in either case postage prepaid, or delivered by facsimile or similar telecommunications equipment. Any such notice shall be deemed given when so delivered personally or, if sent by registered mail, five days after the date of deposit in the mails or, if sent by international courier service, three days after the date of deposit with the courier service or, if delivered by facsimile or similar telecommunications equipment, at the time of receipt thereof, as follows:

                      (a)  if to the Company, to:

                           International Wireless Communications
                             Pakistan Limited
                           P.O. Box 1130
                           3rd Floor

                           12 Remy Ollier Street
                           Port Louis, Mauritius
                           Attention: _____________
                           Facsimile No.: _________

                      (b)  if to IWC, to:
                           Pakistan Wireless Holdings Limited
                           400 South El Camino Real
                           San Mateo, California 94402
                           United States of America
                           Attention:  Mr. Doug Sinclair
                                Ms. Aarti C. Gurnani
                           Facsimile No.: 1-415-548-1842

                      (c)  if to SA Wireless, to:

                           South Asia Wireless Communications
                             (Mauritius) Limited
                           c/o Asian Infrastructure Fund Advisers
                             Limited
                           Suite 2302-03
                           Nine Queen's Road Central
                           Hong Kong
                           Attention:  Mr. Antonio Yeung
                           Facsimile No.:  852-2845-0786

                      (d)  if to Vanguard

                           Vanguard Pakistan, Inc.
                           2002 Pisgah Church Road, Ste. 300
                           Greensboro, NC  27405
                           Attention:  General Counsel
                           Facsimile No:  1-910-545-2219

         Any party may, by notice to the other parties, designate another address or person for receipt of notices hereunder.

              15.3. DISCREPANCIES. If there is any discrepancy between any of the provisions of the Charter Documents or documents analogous to the Charter Documents of any of the Subsidiaries and this Agreement, the provisions of this Agreement shall prevail, and the parties shall thereupon procure that the Charter Documents or relevant analogous documents, as the case may be, are promptly amended, to the extent permitted by applicable law, in order to conform with this Agreement.

              15.4. SEVERABILITY. In the event any provision hereof is held void or unenforceable by any court, such provision shall be severable and shall not affect the remaining provisions hereof.

              15.5. ENTIRE AGREEMENT. This Agreement, together with the other agreements referred to herein, reflects the entire agreement among the parties and supersedes all prior agreements and communications, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

              15.6. TERM OF AGREEMENT. This Agreement shall become effective upon the execution hereof by all of the parties hereto and shall continue in effect until the earlier to occur of (a) the date on which at least 30% of the Shares in issue on a fully diluted basis are publicly traded on an internationally recognized stock exchange and (b) any date agreed upon in writing by all of the Shareholders.

              15.7. AMENDMENT AND WAIVER. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Company and Shareholders holding collectively at least 90% of the issued and outstanding Shares or, in the case of a waiver, by the party waiving compliance, provided that if this Agreement is amended, supersed, canceled, renewed or extended, or a term hereof is waived, in a manner that by its terms adversely affects one or more Shareholders but not all of the Shareholders, the consent of such affected Shareholder(s) to such action shall be required. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

              15.8. CONSENT TO SPECIFIC PERFORMANCE. The parties hereto declare that it is impossible to measure in money the damages that would be suffered by a party by reason of the failure by any other party to perform any of the obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other party has an adequate remedy at law.

              15.9. ASSIGNMENT; BINDING ON TRANSFEREE. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees from and after the effective date hereof.

              15.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

              15.11.  ARBITRATION.

                      (a) Any dispute or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules") as are currently in force and as may be amended by the rest of this Section 15.11. For the purpose of such arbitration, there shall be one or more arbitrators appointed in accordance with the Rules (such single arbitrator or board of arbitrators, as the case may be, are referred to below as the "Arbitration Board"). The place of arbitration shall be Hong Kong. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 15.10 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

                      (b) Each party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

                      (c) The costs and expenses of the arbitration, including, without limitation, the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursement and other charges of its counsel.

                      (d) Any award made by the Arbitration Board shall be final and binding on the parties hereto. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by another party in whose favor the award of the Arbitration Board was given.

              15.12. SHAREHOLDER OBLIGATIONS; FURTHER ASSURANCES. The parties hereto shall comply with the provisions of this Agreement in relation to their investment in the Company and in transacting business with the Company and shall exercise their respective rights and powers in accordance with and so as to give effect to this Agreement. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

              15.13. EXERCISE OF RIGHTS AND PERFORMANCE OF DUTIES BY IWC GROUP. Any rights or obligation of the IWC Group under this Agreement may be exercised or performed, as applicable, jointly by both members of the IWC Group or individually by either member of the IWC Group and if exercised or performed individually by either member of the IWC Group, the other Shareholders shall be entitled to rely upon such exercise or performance as the action of the IWC Group.

              15.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  INTERNATIONAL WIRELESS
                                    COMMUNICATIONS PAKISTAN LIMITED


                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                  PAKISTAN WIRELESS HOLDINGS
                                    LIMITED


                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                  SOUTH ASIA WIRELESS
                                    COMMUNICATIONS (MAURITIUS)
                                    LIMITED


                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                  VANGUARD PAKISTAN, INC.


                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                      EXHIBIT A

                                  DEED OF ADHERENCE

         THIS DEED OF ADHERENCE is made the ___ day of ___________, 199
BETWEEN:

(1) International Wireless Communications Pakistan Limited, a company incorporated in Mauritius (the "Company"); and

(2) [Name of New Shareholder] (the "New Shareholder").

WHEREAS:

(A) On the [       ] day of [                ] 1997, the Company and its
    shareholders entered into a Shareholders' Agreement (the "Shareholders' Agreement") to which a form of this Deed is attached as Exhibit A.

(B) The New Shareholder wishes to [be allotted/have transferred to him/her/it] [ ] shares (the "Shares") in the share capital of the Company from [
    ] (the "Former Shareholder") and in accordance with the Shareholders' Agreement has agreed to enter into this Deed.

(C) The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.  INTERPRETATION.

    In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders' Agreement shall have the same meanings when used herein.

2.  COVENANT.

    The New Shareholder hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the Shareholders' Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a shareholder holding the same class of share capital as the Shares imposed pursuant to the provisions of the Shareholders' Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders' Agreement since the date thereof.

3.  ENFORCEABILITY.

    Each existing shareholder and the Company shall be entitled to enforce the Shareholders' Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Former Shareholder (other than those that are non-assignable) under the Shareholders' Agreement in each case as if the New Shareholder had been an original party to the Shareholders' Agreement since the date thereof.

4.  GOVERNING LAW.

    THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

         IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

                                  INTERNATIONAL WIRELESS
                                    COMMUNICATIONS PAKISTAN LIMITED

                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                  [NAME OF NEW SHAREHOLDER]

                                  By:
                                       ---------------------------------------
                                       Name:
                                       Title:

                                       ANNEX A

                       PRO RATA SHARE OF CAPITAL CONTRIBUTIONS
                       AND SHAREHOLDER LOANS TO BE MADE TO PMCL

I. Capital Contributions and Shareholder Loans to be made by the Company as at the Closing (as defined in the Motorola Share Purchase Agreement).

1.  CAPITAL CONTRIBUTIONS.

    US$[56,823,927] in the aggregate.

    Shareholder       Share of Capital Contributions
    -----------       ------------------------------

    IWC               US$
    SA Wireless       US$
    Vanguard          US$

2.  SHAREHOLDER LOANS.

    US$______________ in the aggregate.

    Shareholder       Share of Shareholder Loans
    -----------       --------------------------

    IWC               US$
    SA Wireless       US$
    Vanguard          US$